Exhibit 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE MONTHS ENDED MARCH 31, 2011
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas, (April 21, 2011) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three months ended March 31, 2011.

Southside reported net income of $7.3 million for the three months ended March 31, 2011, a decrease of $4.3 million, or 37.2%, when compared to the same period in 2010.  The gain on sale of securities decreased to $1.8 million for the three months ended March 31, 2011 from $8.4 million for the same period in 2010, a decrease of $6.6 million or $4.3 million, net of income tax expense.

Diluted earnings per common share decreased $0.25, or 35.7%, to $0.45 for the three months ended March 31, 2011, when compared to $0.70 for the same period in 2010.

The return on average shareholders’ equity for the three months ended March 31, 2011, decreased to 13.79% compared to 22.59%, for the same period in 2010.  The annual return on average assets decreased to 0.98% for the three months ended March 31, 2011, compared to 1.61% for the same period in 2010.

“We are pleased to report on the progress made during the first quarter of 2011,” stated B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc.  “Through our favorable financial results we continue to invest in our franchise through earnings.  During the first quarter, we opened a branch in a new upscale boutique grocery store in South Tyler.   We also took advantage of the interest rate volatility during the first quarter as we extended the duration of a portion of our funding while at the same time lowering the cost.  We did this through exercising options to call in that debt.  This funding had options we controlled, allowing the bank to lower the rate should interest rates decline from the present level.   Finally, like many strong banks, we continue to see an influx of deposits.  This influx allows Southside to decrease the funding cost and in some instances choose the length of the deposit to more effectively manage our interest rate risk.  While we are well aware some of these deposits may migrate over the intermediate to long term, we appreciate the opportunity to work with new depositors and hopefully convert a portion of these customers to a more comprehensive relationship with Southside.

“The quarter began with rising rates as the economy appeared to be in a recovery phase.  Interest rates decreased as the quarter came to a close, due to geopolitical uncertainty as well as the tragic situation in Japan.  Although interest rates rose slightly over the first quarter, there was a degree of interest rate volatility within that range.  We were able to effectively manage the balance sheet in this environment.  We spent a great deal of effort on the funding side, and enhanced our net interest margin position should rates rise over the coming quarters.  We accomplished this through calling and replacing selected brokered deposits, purchasing additional options to take out long-term FHLB advances in the future at today’s interest rates and growth in core deposits.  On the asset side, we continued to sell securities when the performance of the securities showed more income volatility than expected.  We replaced those assets with more stable securities.    We continue to watch the overall duration of our securities portfolio, and believe it is appropriate given the current level of interest rates.  The combination of our funding and asset strategy should provide a more stable net interest margin if interest rates rise in the future.

“Given the uneven economic recovery, we continue to work closely with our borrowers, which we believe helps mitigate credit risk in this economic environment.  We continue to be pleased with the overall performance of the Texas economy in the areas we serve.  While our loan balances have been somewhat steady, we continue to underwrite our loans with the same time tested parameters that have sustained Southside for decades.

“There are three components to core earnings, earning assets, funding and cost structure net of noninterest income.  As we focus on enhancing core earnings, we must manage those three inputs.  We continue to proactively manage our balance sheet and evaluate our cost structure.  Our goal is to mitigate the impact of a sluggish economy on credit quality as well as the impact of a rise in interest rates on our net interest margin.  The Dodd-Frank Act altered the banking landscape and called into question future revenue related to current specific bank services.  As we continue to re-evaluate how we can best serve our customers, we must also ensure that our costs are in line with revenues.  We will continue that process throughout 2011 and beyond.  Finally, our ability to serve communities and shareholders depends on the alignment of costs with revenues.  We will continue to assess productivity and realign our business to better serve our customers and shareholders.

“We are very pleased to be observing our 50th anniversary.  As we look back over our history, we are proud to have grown with our communities.  We look forward to growing and changing with our communities over the coming years.  Our goal is to continue the posture of change and uninterrupted improvement to meet the challenges of the future, just as we have done for 50 years.”

Loans and Deposits

For the three months ended March 31, 2011, total loans decreased by $14.3 million, or 1.3%, when compared to December 31, 2010.  During the three months ended March 31, 2011, real estate loans decreased $2.0 million, commercial loans decreased $5.5 million and loans to individuals decreased $8.7 million.  Municipal loans increased $2.0 million, partially offsetting these decreases.

Nonperforming assets decreased during the first quarter by $516,000, or 2.9%, to $17.2 million, or 0.55% of total assets, for the three months ended March 31, 2011 when compared to December 31, 2010.  This decrease is primarily a result of a decrease in nonaccrual and restructured loans.

During the three months ended March 31, 2011, deposits, net of brokered deposits, increased $63.5 million, or 3.2%, compared to December 31, 2010.

Net Interest Income

Net interest income decreased $817,000, or 3.5%, to $22.3 million for the three months ended March 31, 2011, when compared to $23.1 million for the same period in 2010.  For the three months ended March 31, 2011, our net interest spread decreased to 3.26% from 3.42% for the same period in 2010.  The net interest margin decreased to 3.55% for the three months ended March 31, 2011 compared to 3.74% for the same period in 2010.  The net interest margin and net interest spread for the three months ended March 31, 2011 increased to 3.55% and 3.26%, respectively, from 3.40% and 3.10% for the three months ended December 31, 2010.

Net Income for the Three Months

The decrease in net income for the three months ended March 31, 2011, when compared to the same period in 2010, was a result of a decrease in noninterest income that included a decrease in security gains, a decrease in net interest income, and an increase in noninterest expense, which was partially offset by a decrease in the provision for loan losses and a decrease in the provision for income tax expense.

Noninterest expense increased $1.3 million, or 7.3%, for the three months ended March 31, 2011, compared to the same period in 2010.  The increase in noninterest expense was primarily a result of increases in personnel expense, occupancy expense, professional fees, FDIC insurance and other expense.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.1 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 48 banking centers in Texas and operates a network of 50 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality and earnings and certain market risk disclosures, including the impact of interest rate uncertainty, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	March 31,	December 31,	March 31,
	2011	2010	2010
	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$3,098,716	$2,999,621	$3,049,741
Loans	1,063,644	1,077,920	1,017,444
Allowance for loan losses	19,780	20,711	19,468
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,091,710	946,043	1,090,224
Held to maturity, at cost	407,939	417,862	439,121
Investment securities:
Available for sale, at estimated fair value	320,720	299,344	282,199
Held to maturity, at cost	1,495	1,495	1,494
Federal Home Loan Bank stock, at cost	29,216	34,712	36,305
Deposits	2,200,823	2,134,428	1,928,426
Long-term obligations	382,553	433,790	523,369
Equity	222,383	215,436	207,671
Nonperforming assets	17,193	17,709	22,905
Nonaccrual loans	14,289	14,524	18,334
Accruing loans past due more than 90 days	63	7	–
Restructured loans	2,036	2,320	2,199
Other real estate owned	452	220	1,769
Repossessed assets	353	638	603

Asset Quality Ratios:
Nonaccruing loans to total loans	1.34%	1.35%	1.80%
Allowance for loan losses to nonaccruing loans	138.43	142.60	106.19
Allowance for loan losses to nonperforming assets	115.05	116.95	84.99
Allowance for loan losses to total loans	1.86	1.92	1.91
Nonperforming assets to total assets	0.55	0.59	0.75
Net charge-offs to average loans	1.16	1.25	1.70

Capital Ratios:
Shareholders’ equity to total assets	7.12	7.15	6.78
Average shareholders’ equity to average total assets	7.13	7.24	7.12

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:
	At	At	At
	March 31,	December 31,	March 31,
	2011	2010	2010
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$111,635	$115,094	$103,968
1-4 Family Residential	218,178	219,031	216,283
Other	202,986	200,723	209,412
Commercial Loans	143,265	148,761	153,670
Municipal Loans	198,561	196,594	155,304
Loans to Individuals	189,019	197,717	178,807
Total Loans	$1,063,644	$1,077,920	$1,017,444

	At or for the
	Three Months
	Ended March 31,
	2011	2010
	(dollars in thousands)
	(unaudited)

Selected Operating Data:
Total interest income	$31,905	$34,987
Total interest expense	9,646	11,911
Net interest income	22,259	23,076
Provision for loan losses	2,138	3,867
Net interest income after provision for loan losses	20,121	19,209
Noninterest income
Deposit services	3,879	4,064
Gain on sale of securities available for sale	1,805	8,355

Total other-than-temporary impairment losses	–	(39)
Portion of loss recognized in other comprehensive
income (before taxes)	–	(36)
Net impairment losses recognized in earnings	–	(75)

Gain on sale of loans	283	281
Trust income	651	530
Bank owned life insurance income	286	285
Other	1,105	933
Total noninterest income	8,009	14,373
Noninterest expense
Salaries and employee benefits	11,691	10,942
Occupancy expense	1,721	1,643
Equipment expense	493	437
Advertising, travel & entertainment	553	537
ATM and debit card expense	215	167
Director fees	191	177
Supplies	224	270
Professional fees	555	406
Postage	179	186
Telephone and communications	337	373
FDIC insurance	763	679
Other	1,810	1,635
Total noninterest expense	18,732	17,452
Income before income tax expense	9,398	16,130
Provision for income tax expense	1,216	3,955
Net income	8,182	12,175
Less: Net (income) loss attributable to the noncontrolling interest	(865)	(530)
Net income attributable to Southside Bancshares, Inc.	$7,317	$11,645

Common share data attributable to Southside Bancshares, Inc:
Weighted-average basic shares outstanding	16,429	16,546
Weighted-average diluted shares outstanding	16,434	16,613
Net income per common share
Basic	$0.45	$0.70
Diluted	0.45	0.70
Book value per common share	13.41	12.47
Cash dividend declared per common share	0.17	0.17

	At or for the
	Three Months
	Ended March 31,
	2011	2010
	(unaudited)

Selected Performance Ratios:
Return on average assets	0.98%	1.61%
Return on average shareholders’ equity	13.79	22.59
Average yield on interest earning assets	4.93	5.51
Average yield on interest bearing liabilities	1.67	2.09
Net interest spread	3.26	3.42
Net interest margin	3.55	3.74
Average interest earnings assets to average interest bearing liabilities	120.73	118.66
Noninterest expense to average total assets	2.52	2.41
Efficiency ratio	59.64	54.89

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	March 31, 2011			March 31, 2010
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,069,043	$18,205	6.91%	$1,025,834	$18,558	7.34%
Loans Held For Sale	3,722	37	4.03%	3,144	31	4.00%
Securities:
Investment Securities (Taxable)(4)	9,056	18	0.81%	9,355	26	1.13%
Investment Securities (Tax-Exempt)(3)(4)	305,066	4,786	6.36%	247,646	4,208	6.89%
Mortgage-backed and Related Securities (4)	1,395,808	11,297	3.28%	1,392,925	14,277	4.16%
Total Securities	1,709,930	16,101	3.82%	1,649,926	18,511	4.55%
FHLB stock and other investments, at cost	32,485	80	1.00%	39,068	82	0.85%
Interest Earning Deposits	16,062	10	0.25%	21,358	11	0.21%
Total Interest Earning Assets	2,831,242	34,433	4.93%	2,739,330	37,193	5.51%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	45,705			47,162
Bank Premises and Equipment	50,371			47,191
Other Assets	109,855			122,258
Less: Allowance for Loan Loss	(20,053)			(19,811)
Total Assets	$3,017,120			$2,936,130
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$80,882	60	0.30%	$71,455	83	0.47%
Time Deposits	845,905	2,801	1.34%	734,287	3,660	2.02%
Interest Bearing Demand Deposits	790,440	1,175	0.60%	692,601	1,262	0.74%
Total Interest Bearing Deposits	1,717,227	4,036	0.95%	1,498,343	5,005	1.35%
Short-term Interest Bearing Liabilities	219,113	1,729	3.20%	260,281	1,680	2.62%
Long-term Interest Bearing Liabilities – FHLB Dallas	348,401	3,076	3.58%	489,658	4,424	3.66%
Long-term Debt (5)	60,311	805	5.41%	60,311	802	5.39%
Total Interest Bearing Liabilities	2,345,052	9,646	1.67%	2,308,593	11,911	2.09%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	430,368			391,603
Other Liabilities	25,029			26,037
Total Liabilities	2,800,449			2,726,233

SHAREHOLDERS’ EQUITY (6)	216,671			209,897
Total Liabilities and Shareholders’ Equity	$3,017,120			$2,936,130
NET INTEREST INCOME		$24,787			$25,282
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.55%			3.74%
NET INTEREST SPREAD			3.26%			3.42%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $971 and $824 for the three months ended March 31, 2011 and 2010, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,557 and $1,382 for the three months ended March 31, 2011 and 2010, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $1,505 and $847 for the three months ended March 31, 2011 and 2010, respectively.

Note: As of March 31, 2011 and 2010, loans totaling $14,289 and $18,334, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.